Exhibit 10.21

UTEK-Strategos Bonus Plan

April 10, 2008

Overview

The UTEK-Strategos Bonus Plan has been established by UTEK to retain the key employees of Strategos, Inc., after its acquisition by UTEK through competitive rewards, attract premier talent, align individual efforts with business goals and reward Employees for strong business performance. The Plan shall continue the pre-acquisition bonus structure and philosophy maintained by Strategos without substantial change other than as provided herein. Capitalized terms are defined in the “Definitions” section below.

Eligibility

To be eligible to participate in this Plan, an individual must be a full-time or part-time Employee of Strategos. The Administrative Committee may exclude Employees from participation as it deems necessary or appropriate.

Award Pool Calculation and Individual Award Determinations

The Award Pool shall be determined based on Strategos’ Eligible Earnings, its Aggregate Revenues and the Exemption Percentage for the Plan Year using the following formula:

Award Pool     =    Eligible Earnings    -    (Aggregate Revenues    *    Exemption Percentage)    +    European Royalty Revenue* 10%)

The Award Pool may be limited to the extent required to permit Strategos to maintain sufficient operating cash (not to exceed $1 million for this purpose) after taking into account its anticipated receipt of accounts receivable and other cash items within 30 days after the end of the Plan Year.

Individual Awards for each Plan Year shall be determined by the Administrative Committee in a manner consistent with past practices. Participation among Employees shall be based on the following parameters, which are consistent with past practices:

Employee Status	Maximum Percentage of Base Salary Eligibility
Administrative Level	25% of Base Salary
Principal Level	50% of Base Salary
Director and Managing Director	No Maximum

The Administrative Committee shall first determine a dollar-amount Individual Award for each Participant other than the Director and Managing Directors (the “Director Pool”), subject to the applicable maximum percentage of Base Salary eligibility, based on such Participants’ relative individual performances and contributions to the success of Strategos for such Plan Year. The Administrative Committee shall then determine the relative sharing percentages of the individuals within the Director Pool based on the relative performance of each individual within the Director Pool and their respective contributions to the success of Strategos for such Plan Year. The Individual Awards of each individual within the Director Pool shall then be calculated by multiplying such individual’s relative sharing percentage for such Plan Year by the amount remaining in the Award Pool after provision for all Individual Awards for all Participants other than the individuals within the Director Pool. The decisions of the Administrative Committee, including each Participant’s Individual Award, shall be final and binding on the Company and the Participants.

Payout Process

•	All Individual Awards shall be paid in cash and made as close as administratively possible to December 15th, but in no event after December 31st, of the Plan Year.

Administration

•	The Administrative Committee has the overall responsibility for administering and interpreting this Plan.

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Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the Administrative Committee within 60 days after the event that is the subject of the claim. The Administrative Committee will then provide a response within 60 days, which shall be final and binding.

General Provisions

•	Individual Awards are subject to all applicable withholding taxes and other required deductions.

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The Plan will not be available to any Employee who is subject to the laws of any jurisdiction that prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the Administrative Committee.

•	This Plan does not constitute a guarantee of employment, nor does it restrict the Company’s right to terminate the employment of any Participant at any time or for any reason.

•	Individual Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

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The Administrative Committee shall have discretion to award no Individual Award, a full Individual Award or a pro-rated Individual Award to any Participant that changes employee status during the Plan Year, including with respect to Participants who are promoted during such Plan Year.

Definitions

Award Pool: for each Plan Year, the aggregate amount eligible to be distributed to the Participants through Individual Awards determined according to the formula under the heading “Award Calculation.”

Company: UTEK Corporation.

Administrative Committee: for each Plan Year, a committee comprised of (a) the Managing Directors of Strategos as voting members and (b) the Chief Operating Officer and Chief Financial Officer of the Company as non-voting, ex officio members.

Aggregate Revenue: for each Plan Year, all professional services revenues realized for accounting purposes by Strategos consistent with past practices, increased, if and to the extent that Strategos’ gross income for any Plan Year includes the receipt of “royalty”-like payments from Strategos’ European associated firms and does not include the gross revenues of such associated firms, the amount of such payments shall be multiplied by 5.0 for purposes of calculating Aggregate Revenue for such Plan Year.

Director Pool: for each Plan Year, a group comprised of each Director and Managing Director of Strategos.

Eligible Earnings: for each Plan Year, the gross profit of Strategos after taking into account all revenues recognized during such Plan Year (including all European Royalty Revenue for such plan year), less all expenses incurred during such Plan Year (other than with respect to any Individual Awards determined in accordance with this Plan), determined in a manner consistent with the determination of such gross profit by Strategos, Inc. for the 2007 and earlier years. The Administrative Committee shall determine Eligible Earnings based on separate financial statements prepared by Strategos consistent with past practices and consistent with the application of the principles of GAAP. Eligible Earnings shall not include one-time events, such as restructuring charges, severance expenses, sales of assets, stock compensation expense, amortization of intangible assets or in-process research and development, purchase accounting adjustments or other accounting entries that do not reflect stand-alone profitability of Strategos for any Plan Year.

Employee: a person in an employee-employer relationship with the Company whose base wage or base salary is processed for payment by the payroll department(s) of the Company or a subsidiary. Except as otherwise determined by the Administrative Committee, the term Employee shall exclude the following:

•	Any independent contractor, consultant or individual performing services for the Company who has entered into an independent contractor or consultant agreement;

•	Any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services;

•	Any person classified by the Company as a temporary or contract labor regardless of the length of service; and

•	Any “leased employee” as defined in Section 414(n) of the U.S. Internal Revenue Code of 1986, as amended.

Such individuals shall be precluded from retroactive participation in the Plan even if a court or governmental or regulatory entity subsequently reclassifies such individuals as common law employees of the Company on a retroactive basis.

Exemption Percentage: for each Plan Year, the blended percentage calculated on a progressive basis, using the following table based on the Aggregate Revenues for such Plan Year:

Aggregate Revenues	Applicable Percentage
Up to $11.5M	10%*
$11.5M to $13.5M	18%*
$13.5M to $15.5M	22%*
Over $15.5M	26%*

*	Note: Applicable Percentages still under review/negotiation between Strategos and UTEK

By way of illustration, if Strategos realizes $15M in Aggregate Revenues for a Plan Year, the Exemption Percentage for such Plan Year would be 12.27% (0.1226666 = ((11.5 * .10) + (2 * .18) + (1.5 * .22))/15)

Individual Award: for each Plan Year, the cash bonus for each Participant determined by the Administrative Committee consistent with the Plan.

Managing Director: an Employee who was a Managing Director of Strategos prior to its acquisition by UTEK and who maintains such Managing Director role (whether or not with such title) after such acquisition, and any other Employee of Strategos later unanimously designated by the other Managing Directors of Strategos to serve in such capacity in the future.

Participant: an Employee who meets the eligibility requirements set forth above.

Plan: the UTEK-Strategos Bonus Plan, as amended from time to time.

Plan Year: calendar-year performance periods commencing each January 1st.

Strategos: Strategos, Inc. and its consulting business (whether or not separately incorporated or organized and even if operated solely as an unincorporated division of UTEK), which shall not include the Company’s other businesses, operations, subsidiaries and or affiliates.

Applicable Law

To the extent not preempted by Federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the State of Florida without regard to any State’s conflicts of laws principles.